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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                            Flamel Technologies S.A.
                                (Name of Issuer)

              Ordinary Shares, nominal value 0.80 French franc per
                    share, represented by American Depositary
                                     Shares
                         (Title of Class of Securities)

                                   338488 10 9
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                            Page 1 of 5 Pages

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----------------------------                        ----------------------------
CUSIP No.  338488 10 9                13G           Page  2    of  5   Pages
           -----------------                             -----    ----
----------------------------                        ----------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Gerard Soula
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
---------- ---------------------------------------------------------------------

        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           The Republic of France
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            674,250
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             -0-
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                674,250
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            -0-
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           674,250
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*    [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.56%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).                     Name of Issuer:
----------                     --------------

                               Flamel Technologies S.A. (the "Issuer")

Item 1(b).                     Address of Issuer's Principal Executive Offices:
---------                      -----------------------------------------------

                               Parc Club du Moulin a Vent
                               33, avenue du Docteur Georges Levy
                               69693 Venissieux France

Items 2(a)                     Name of Person Filing; Address of Principal
and (b).                       Business Office:
----------                     --------------------------------------------
                               This  statement  is filed by and on behalf of
                               Gerard Soula ("Soula").  The business address
                               of Soula is Parc Club du  Moulin a Vent,  33,
                               avenue  du  Docteur   Georges   Levy,   69693
                               Venissieux, France.

Item 2(c).                     Citizenship:
----------                     -----------

                               The Republic of France

Item 2(d).                     Title of Class of Securities:
----------                     ----------------------------

                               Ordinary  Shares,  nominal  value 0.80 French
                               franc   per   share   ("Ordinary    Shares"),
                               represented by American Depositary Shares

Item 2(e).                     CUSIP Number:
----------                     ------------

                               338488 10 9

Item 3.                        Not Applicable
-------                        --------------

Item 4.                        Ownership:
-------                        ---------

                                (a)  674,250 Ordinary Shares, as of
                                     December 31, 1996.




                           Page 3 of 5 Pages

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                                (b)  6.56%

                                     This calculation includes all
                                     outstanding Ordinary Shares of the
                                     Issuer, whether or not represented by
                                     American Depositary Shares.

                                (c)  (i)      674,250
                                     (ii)     -0-
                                     (iii)    674,250
                                     (iv)     -0-

Item 5.                            Ownership of Five Percent or Less of a
                                   Class:

                                   Not Applicable

Item 6.                            Ownership of More than Five Percent on Behalf
-------                            of Another Person:
                                   ---------------------------------------------

                                   Not Applicable

Item 7.                            Identification and Classification of the
------- Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                                   ------------------------------------------

                                   Not Applicable

Item 8.                            Identification and Classification of
-------                            Members of the Group:
                                   -------------------------------------

                                   Not Applicable

Item 9.                            Notice of Dissolution of Group:
-------                            ------------------------------

                                   Not Applicable

Item 10.                           Certification:
--------                           -------------

                                   Not Applicable



                               Page 4 of 5 Pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                 /s/ Gerard Soula
                                                ----------------------------
                                                     Gerard Soula


Dated:  February 21, 1997


























                              Page 5 of 5 Pages

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